TOLL BROTHERS, INC. & SUBSIDIARIES
                             EXHIBIT 11

            STATEMENT:  COMPUTATION OF EARNINGS PER SHARE
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
                                      Nine Months     Three Months
                                         ended           ended
                                    July 31, 1994     July 31, 1994
Net income per income statement       $20,847,000       $ 7,992,000

Addback:  Interest on convertible
  debentures, net of income taxes         721,000           401,000
                                      ___________       ___________
Net income (Fully diluted)            $21,568,000       $ 8,393,000
                                      ===========       ===========
Earnings per share:
  Primary                             $      0.62       $      0.24

  Fully Diluted                       $      0.61       $      0.23


PRIMARY SHARES:
Weighted average shares outstanding    33,390,484        33,419,365

Common stock equivalents -
  stock options                           269,226           143,142
                                      ___________       ___________
  TOTAL                                33,659,710        33,562,507
                                      ===========       ===========

FULLY DILUTED SHARES:
Weighted average shares outstanding    33,390,241        33,419,365

Common stock equivalents -
  stock options                           306,208           143,153

Shares issuable on conversion of
  subordinated debentures               1,848,764         2,586,207

  TOTAL                                35,545,213        36,148,725
                                       ==========        ==========
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